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                                  EXHIBIT 99.1
                                  ------------

FOR IMMEDIATE RELEASE

For further information, contact:  Bob Lentz
     Individual, Inc.
     (617) 273-6000, ext. 259
     blentz@individual.com

                             INDIVIDUAL, INC. SAYS
                 SECURITIES CLASS ACTION LAWSUIT WITHOUT MERIT

BURLINGTON, MASS. -- NOVEMBER 15, 1996 -- Individual, Inc. (NASDAQ: INDV) announced that it has been named as a defendant in a securities class action lawsuit filed in U.S. District Court for the District of Massachusetts allegedly on behalf of purchasers of the Company's common stock during the period March 15, 1996 through July 24, 1996. The complaint also names as defendants, among others, certain of the Company's current and former directors and officers, including former CEO Joseph ("Yosi") A. Amram, whose employment with the Company terminated in August 1996. The underwriters in the Company's March 1996 initial public offering were also named as defendants. The complaint alleges that the defendants made misstatements, or failed to make statements, to the investing public in the Company's initial public offering prospectus relating to alleged disputes between Mr. Amram and the Company.

William A. Devereaux, Individual's Chairman, stated, "The Company believes the allegations in the complaint are without any merit and intends to vigorously defend against them." Mr. Devereaux noted that Individual's user base and revenue growth have reached record levels during and since the period in question, adding "In recent months, former AT&T New Media CEO Michael E. Kolowich joined the Company as President and CEO. Under his leadership the Company continues to leverage its core competencies in electronic news filtering and delivery towards the goal of becoming the leading provider of customized electronic news services for knowledge workers."

Individual, Inc. is a pioneer and leading provider of electronic personalized information services. Through its exclusive information retrieval, filtering, and delivery technologies, Individual brings highly relevant, precisely targeted news, information, and advertising to more than 425,000 readers worldwide. Individual's services include: First! and Hoover for corporate enterprises; NewsPage, a comprehensive custom news site on the World Wide Web (http://www.newspage.com); and FreeLoader, the first off-line Web delivery service (http://www.freeloader.com). Individual's partners include Lotus, Knight-Ridder, Microsoft Corp., NETCOM, Netscape, and Toshiba. The Company is headquartered in Burlington, Mass., with offices around the world. Visit Individual on the Web at http://www.individual.com.

Certain of the above statements, including, without limitation, Management's plans and objectives and statements regarding future operations are forward looking statements that involve risks and uncertainties. Actual results could differ materially as a result of a variety of factors, including, changes in the rapidly evolving market for customized business information services, risks of technological change and new product introductions, risks associated with acquisitions, competitive developments, and other risk factors described from time to time in the Company's SEC reports.